CONTACT:

Robert Ippolito                            Joseph N. Jaffoni
Chief Financial Officer                    Jaffoni & Collins Incorporated
610/373-2400                               212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

                PENN NATIONAL GAMING TO ACQUIRE CRC HOLDINGS AND

                    LOUISIANA CASINO CRUISES FOR $160 MILLION

         - Accretive Transaction Expands Penn National's Gaming Assets,

           Further Diversifies Operations Into Louisiana and Canada -

Wyomissing, Penn. and Miami, Florida, (July 31, 2000) -- Penn National Gaming, Inc. (NASDAQ: PENN) announced today that it has entered into a definitive agreement to acquire CRC Holdings, Inc. (CRC) which does business as Carnival Resorts and Casinos for $95.8 million and the assumption of approximately $32 million in net debt. CRC is an experienced operator of gaming facilities and the owner of approximately 59% of Louisiana Casino Cruises, Inc. (LCCI). Penn National also announced that it had entered into a definitive agreement with the minority owners of LCCI to acquire their approximately 41% stake for $32.5 million. Under the terms of the agreement, CRC will divest all of its non-gaming related assets prior to closing. The acquisitions are expected to be accretive to Penn National's results in the first year of operations after closing. In the twelve months ended February 29, 2000 CRC's gaming business, including LCCI, generated approximately $30.6 million in EBITDA.

Casino Rouge

LCCI owns and operates the Casino Rouge, a riverboat gaming facility on the east bank of the Mississippi River in Baton Rouge, Louisiana. The Casino Rouge features a four-story, 47,000 square foot riverboat casino replicating a 19th century Mississippi River paddlewheel steamboat, a two-story, 58,000 square foot dockside embarkation facility and parking for 1,650 cars. The riverboat has a capacity of 1,800 patrons and emphasizes spaciousness and excitement with its generous aisle space, 15-foot ceilings, a large central atrium and specially designed lighting. The Casino Rouge offers 28,000 square feet of gaming space spread over three decks with 974 gaming machines and 42 table games. The dockside embarkation facility offers a panoramic view of the Mississippi River and a variety of amenities including a 268-seat buffet, bar and lounge areas, meeting and planning space and a gift shop. The Casino Rouge cruises eight times a day. Located on a 23-acre site, five acres of which are owned by LCCI, the Casino Rouge is within approximately one mile of both Interstate 10 and Interstate 110. For the year ended November 30, 1999 the Casino Rouge had a 61.9% share of the Baton Rouge gaming market casino revenues, as reported by the Louisiana State Police, a regulatory body governing the market.

Casino Rama

CRC also has a management contract for Casino Rama which is in effect until 2011. Casino Rama is located approximately 80 miles north of Toronto, Canada, in Orillia, Canada on the Chippewas of Mnjikaning First Nation land. Casino Rama, with 75,000 square feet of gaming space, features 2,300 slot machines and 110 table games as well as a buffet, two restaurants, a nightclub, a retail center and a 3,000 seat outdoor theater. The Casino Rama facility is currently undergoing a U.S. $160 million expansion.

Commenting on the agreements, Peter M. Carlino, Chief Executive Officer of Penn National, said, "This is an excellent financial and strategic transaction for Penn National as it is expected to be accretive to our operating results upon closing, it builds the critical mass of our gaming operations when combined with our soon-to-be completed acquisition of the Casino Magic hotel and casino and the Boomtown Biloxi casino and our Charles Town gaming facility and diversifies the geographic reach of our operations. Furthermore, the transaction brings to Penn National a management team with a tremendous track record in the gaming industry.

"The Casino Rouge is the premier riverboat gaming facility in Baton Rouge, Louisiana as evidenced by its exceptional market share and operating results. And, with a relatively consistent number of gaming devices and table games since opening in 1996, Casino Rama has built its revenues to approximately U.S. $354 million in 1999. Casino Rama's daily win per position at U.S. $320 in 1999 ranks among the highest of casinos in the U.S. and Canada which we believe underscores the gaming expertise of the CRC management team which has managed the property since its opening in 1996 and assisted in the property's development." The transaction, expected to close in the first half of 2001, is subject to regulatory and other approvals in both Louisiana and Canada, financing, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions. Penn National was advised in its negotiations with CRC by the Fort Hill Group of New York, NY.

Penn National owns three racetracks and eleven off-track wagering (OTW) facilities located in Pennsylvania (two tracks and eleven OTWs) and West Virginia (one track). The Company's Charles Town Races in West Virginia also features 1,500 slot machines. Penn National intends (subject to certain conditions) to acquire the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi from Pinnacle Entertainment, Inc. (NYSE: PNK).

Except for the historical information in this press release, this press release includes forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, weather, regulatory changes, and other risks detailed from time to time in the Penn National's Securities and Exchange Commission filings. Actual results may differ materially from such information set forth herein.

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